Exhibit 99.1

Vantage Drilling Company Reports First Quarter 2013 Results

HOUSTON, TX—(MARKET WIRE)—May 10, 2013 — Vantage Drilling Company (“Vantage” or the “Company”) (NYSE Amex: VTG) reports a net loss for the three months ended March 31, 2013 of $24.9 million or ($0.08) per diluted shares excluding approximately $98.3 million of charges for the early retirement of debt as compared to a net loss of $1.2 million or ($0.00) per diluted share for the three months ended March 31, 2012. Including the charges for the early retirement of debt, the Company reported a net loss of $123.2 million or ($.41) per diluted share for the three months ended March 31, 2013.

Paul Bragg, Chairman and Chief Executive Officer, commented, “We are pleased with the performance of the fleet for the quarter. While Titanium Explorer operated for much of the quarter at a reduced dayrate, it is fortunate that the ship is now operating again at full rate. The incremental Titanium Explorer contract revenues, coupled with the recent refinancing of our debts, will greatly increase our earnings and cash flows for the remainder of the year, and thereafter. Additionally, we have received this week an additional Letter of Award for Tungsten Explorer, for work in Southeast Asia commencing upon delivery from the shipyard. The contract for this work will be completed upon receipt by our customer of the host-country governmental approval. The new project, and likely one additional project now under discussion, will be performed prior commencing the Moho Nord development project in West Africa the middle of next year. “

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and the ultra-deepwater drillships, the Platinum Explorer and Titanium Explorer, as well as an additional ultra-deepwater drillship, the Tungsten Explorer, now under-going commissioning. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700